Exhibit 10.3

Property Per Risk Excess of Loss
Reinsurance Contract
Effective:  April 1, 2014

Homeowners of America Insurance Company
Irving, Texas

14\H00H1005

Property Per Risk Excess of Loss
Reinsurance Contract
Effective:  April 1, 2014

Homeowners of America Insurance Company
Irving, Texas

Reinsurer(s)	Participation(s)

Everest Reinsurance Company	80.0%
Hannover Rück SE	20.0%
Total	100.0%

14IL\H00H1005

Table of Contents

Article		Page

	Preamble	1
1	Classes of Business Reinsured	1
2	Commencement and Termination	1
3	Territory (BRMA 51A)	3
4	Exclusions	3
5	Special Acceptances	5
6	Retention and Limit	5
7	Definitions	6
8	Other Reinsurance	7
9	Loss Occurrence	8
10	Loss Notices and Settlements	9
11	Salvage and Subrogation	9
12	Reinsurance Premium	10
13	Sanctions	10
14	Late Payments	10
15	Offset	12
16	Access to Records	12
17	Liability of the Reinsurer	12
18	Net Retained Lines (BRMA 32E)	12
19	Errors and Omissions (BRMA 14F)	13
20	Currency (BRMA 12A)	13
21	Taxes (BRMA 50B)	13
22	Federal Excise Tax (BRMA 17D)	13
23	Reserves	14
24	Insolvency	15
25	Arbitration	16
26	Service of Suit (BRMA 49G)	17
27	Confidentiality	18
28	Agency Agreement	19
29	Governing Law (BRMA 71B)	19
30	Severability (BRMA 72E)	19
31	Entire Agreement	19
32	Notices and Contract Execution	19
33	Intermediary	20

14\H00H1005

Property Per Risk Excess of Loss
Reinsurance Contract
Effective:  April 1, 2014

entered into by and between

Homeowners of America Insurance Company
Irving, Texas

and

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the "Reinsurer")

Preamble
Whenever the word "Company" is used in this Contract, such term shall be held to include any or all of the affiliated insurance companies of Homeowners of America Insurance Company, which are or may hereafter be under common control, provided that notice be given to the Reinsurer of any such newly affiliated insurance companies which may hereafter come under common control as soon as practicable with full particulars as to how such affiliation is likely to affect this Contract.  In the event of either party maintaining that such affiliation calls for alteration in existing terms, and an agreement for alteration not being arrived at, then the business of such newly affiliated insurance company is covered at existing terms only for a period of 45 days after notice by either party that it does not wish to cover such business.

Article 1 -	Classes of Business Reinsured
By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Homeowners business (property coverages only, including Personal Property coverage and Extensions of Coverage as defined in the Company's policies) for risks with a total insured value (as defined in the Definitions Article) greater than $500,000, subject to the terms, conditions and limitations hereinafter set forth.

Article 2 -	Commencement and Termination
A.	This Contract shall become effective at 12:01 a.m., Central Standard Time, April 1, 2014, with respect to losses occurring at or after that time and date, and shall continue in force thereafter until terminated.

B.	Either party may terminate this Contract at 12:01 a.m., Central Standard Time, on any April 1 by giving the other party not less than 90 days prior written notice as set forth in the Notices and Contract Execution Article.

C.	Notwithstanding the provisions of paragraphs A and B above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract in the event any of the following circumstances occur as clarified by public announcement or upon discovery:

1.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) after the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at any time between the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, and the date of termination of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound; or

3.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease assuming business; or

4.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

5.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company's prior written consent; or

6.	The A.M. Best's rating for the Subscribing Reinsurer has been assigned or downgraded below A- (inclusive of "Not Rated" ratings), or the published rating issued by Standard & Poor's has been downgraded below BBB+ (inclusive of "Not Rated" ratings); or

7.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

D.	In the event a Subscribing Reinsurer experiences one or more of the circumstances specified in paragraph C above, the Subscribing Reinsurer shall notify the Company as promptly as possible and shall hereinafter be referred to as a "Special Circumstance Reinsurer." To terminate a Special Circumstance Reinsurer's percentage share in this Contract, the Company must provide the Special Circumstance Reinsurer with written notice as set forth in the Notices and Contract Execution Article. Such notice shall include the effective date of termination as selected by the Company and shall be one of the following:

1.	The date of written notice provided by the Special Circumstance Reinsurer; or

2.	The last day of the month prior to the date of written notice provided by the Special Circumstance Reinsurer; or

3.	The last day of any month after the date of written notice provided by the Special Circumstance Reinsurer; or

4.	The date of the Company's written notice to the Special Circumstance Reinsurer advising of the termination.

In the event the Subscribing Reinsurer fails to immediately provide written notice to the Company of any event outlined in subparagraphs 1 through 9 of paragraph C above, the Company may elect to substitute the date of public announcement or discovery as the equivalent of written notice.

E.	Unless the Company elects that the Reinsurer have no liability for losses occurring after the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months plus odd time following the effective date of termination.

F.	Notwithstanding the provisions of paragraph E above, if the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage under this Contract until such policies may be terminated or non-renewed by the Company, but in no event beyond 18 months after the effective date of termination.

Article 3 -	Territory (BRMA 51A)
The territorial limits of this Contract shall be identical with those of the Company's policies.

Article 4 -	Exclusions
A.	This Contract does not apply to and specifically excludes the following:

1.	Financial guarantee and insolvency.

2.	Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

3.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

4.	Loss or liability excluded under the provisions of the "Pools, Associations and Syndicates Exclusion Clause" attached to and forming part of this Contract.

5.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	All third party liability, including Section II of Homeowners.

7.	Loss or damage to growing or standing crops.

8.	Pollution and seepage coverages excluded under the provisions of the "Pollution and Seepage Exclusion Clause (BRMA 39A)" attached to and forming part of this Contract.

9.	Terrorism, as described in the provisions of the "Terrorism Exclusion (NMA 2930c)" attached to and forming part of this Contract.

10.	Flood, but not excluding fire following flood.

11.	Loss, damage, cost or expense arising from fungi unless directly or indirectly caused by or contributed to by or arising from a covered peril under the Company's original policy. Losses arising from fungi shall not in and of themselves constitute an event for the purposes of recovery hereunder. For the purposes of this Contract, "fungi" means any type or form of fungus, including mold or mildew and any mycotoxins, spores, scents or by products produced or released by "fungi."

12.	Earthquake.

13.	Loss or damage caused by the direct action of wind and/or the direct action of hail (whether wind driven or not) and any consequential loss or damage following directly thereon from any other peril.

14.	Reinsurance assumed.

B.	Any exclusion set forth in paragraph A (except exclusions set forth in subparagraphs 1, 2, 3, 5, 9, 10, 12 and 13) shall be waived automatically when, in the opinion of the Company, the exposure excluded therein is incidental to the principal exposure on the risk in question.

C.	If the Company is bound, without the knowledge and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in paragraph A (except exclusions set forth in subparagraphs 1, 2, 3, 5, 9, 10, 12 and 13), the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof or until the minimum amount of time required by the applicable statute or regulatory authority to cancel such a policy has elapsed, whichever is greater.

D.	If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in paragraph A (except exclusions set forth in subparagraphs 1, 2, 3, 5, 9, 10, 12 and 13), reinsurance shall apply, but only for the difference between the Company's retention and the minimum limit required by the applicable state statute, and in no event shall the Reinsurer's liability exceed the limits set forth in the Retention and Limit Article.

Article 5 -	Special Acceptances
A.	From time to time the Company may request a special acceptance of reinsurance falling outside the scope of the provisions of this Contract (except as respects the exclusions set forth in subparagraphs 1, 2, 3, 5, 9, 10, 12 and 13 of the Exclusions Article). Within 10 days of receipt of such a request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Subscribing Reinsurer fails to respond to a special acceptance request within 10 days, the Subscribing Reinsurer will be deemed to have agreed to the special acceptance.

B.	In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Subscribing Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s) shall be automatically covered hereunder with respect to the interests and liabilities of such Subscribing Reinsurer(s).

Article 6 -	Retention and Limit
The Company shall retain and be liable for the first $500,000 of ultimate net loss as respects any one risk, each loss.  The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed any of the following:

1.	$1,112,500 as respects any one risk, each loss;

2.	$3,337,500 as respects all losses arising out of any one loss occurrence; or

3.	$12,237,500 in all during any one contract year.

Article 7 -	Definitions
A.	"Contract year" as used herein shall mean the period from 12:01 a.m., Central Standard Time, April 1, 2014, to 12:01 a.m., Central Standard Time, April 1, 2015, and each respective 12‑month period thereafter that this Contract continues in force shall be a separate contract year. However, if this Contract or the participation of a Subscribing Reinsurer is terminated, the final contract year, as applicable, shall be from the beginning of the then current contract year until the effective time and date of termination if this Contract is terminated on a "cutoff" basis, or through the end of the runoff period if this Contract is terminated on a "runoff" basis.

B.	"Loss adjustment expense" as used herein shall mean costs and expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to:

1.	Interest on judgments;

2.	Expenses of outside adjusters and adjuster expenses incurred by Homeowners of America MGA, Inc.;

3.	Expenses and a pro rata share of salaries of the Company's field employees and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract;

4.	Declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto;

5.	Court costs;

6.	Costs of supersedeas and appeal bonds;

7.	Monitoring counsel expenses.

However, loss adjustment expense shall not include normal office expenses and salaries of the Company's regular employees, except as provided for in subparagraph 3 above.

C.	"Loss in excess of policy limits" and "extra contractual obligations" as used herein shall mean:

1.	"Loss in excess of policy limits" shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or in the preparation or prosecution of an appeal consequent upon such an action.

2.	"Extra contractual obligations" shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York):  In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

D.	The Company shall be the sole judge of what constitutes "one risk," except that in no event shall a building and its contents be considered more than one risk.

E.	"Policies" as used herein shall mean all policies, contracts and binders of insurance, whether held covered provisionally or otherwise.

F.	"Total insured value" as used herein shall mean the sum value of dwellings, other structures, contents and loss of use for each risk reinsured hereunder.

G.	"Ultimate net loss" as used herein shall mean the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as defined herein) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all claims on inuring reinsurance, whether collectible or not, and all salvage and other recoveries. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

Article 8 -	Other Reinsurance
A.	The Company shall be permitted to carry facultative reinsurance in excess of the limit set forth in the Retention and Limit Article, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

B.	The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article 9 -	Loss Occurrence
A.	"Loss occurrence" as used herein shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

4.	As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks or freezing and/or melting snow or sleet) may be included in the Company's "loss occurrence."

5.	As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), all individual losses sustained by the Company which commence during any period of 168 consecutive hours within a 150-mile radius of any fixed point selected by the Company may be included in the Company's "loss occurrence." However, an individual loss subject to this subparagraph cannot be included in more than one "loss occurrence."

B.	If the disaster, accident or loss occasioned by the event is of greater duration than 168 consecutive hours, or 72 consecutive hours as respects subparagraphs 1 and 2 of paragraph A above, then the Company may divide that disaster, accident or loss into two or more "loss occurrences," provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

C.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.

Article 10 -	Loss Notices and Settlements
A.	The Company shall advise the Reinsurer promptly of all losses that, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto that may materially affect the position of the Reinsurer.

B.	The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses hereunder.

C.	As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict policy terms or by way of compromise, and any loss in excess of policy limits and/or extra contractual obligations, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement immediately upon receipt of proof of loss.

D.	A Special Circumstance Reinsurer shall not have the right to deny payment of a claim if the sum of the percentage shares of Active Subscribing Reinsurers that have paid the claim exceeds 50.0% of the sum of the percentage shares of all Active Subscribing Reinsurers. "Active Subscribing Reinsurer" as used herein shall mean a Subscribing Reinsurer that is not a Special Circumstance Reinsurer as of the due date of the claim (as specified in the Late Payments Article).

E.	As respects its share of any claims payable under this Contract, a Special Circumstance Reinsurer shall not have the right to hire an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

Article 11 -	Salvage and Subrogation
The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.  Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss.  The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company's opinion, it is reasonable to do so.

Article 12 -	Reinsurance Premium
A.	As premium for the reinsurance provided hereunder during each contract year, the Company shall pay the Reinsurer 0.953% of the Company's net earned premium for the contract year, subject to a minimum premium of $72,824 (or a pro rata portion thereof in the event the contract year is less than 12 months) for the contract year.

B.	The Company shall pay the Reinsurer an annual deposit premium of $91,030 in four equal installments of $22,757.50 on April 1, July 1, October 1 and January 1 of each contract year (disregarding the runoff period, if any). However, if this Contract (or any Subscribing Reinsurer's percentage share in this Contract) is terminated, no deposit premium installments shall be due after the effective date of termination. If this Contract (or any Subscribing Reinsurer's percentage share in this Contract) is terminated on a "runoff" basis, the Company shall pay the Reinsurer an additional deposit premium installment of $22,757.50 as promptly as possible after the beginning of the runoff period.

C.	Within 45 days after the end of each contract year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for the contract year under consideration, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

D.	"Net earned premium" as used herein shall mean gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.

Article 13 -	Sanctions
Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

Article 14 -	Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to which payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Special Circumstance Reinsurer will increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 10.0%.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest charges arising out of the application of this Article that are $250 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 15 -	Offset
A.	The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract or any other contracts between the parties. The party asserting the right of offset may exercise such right any time.

B.	Notwithstanding the provisions of paragraph A above, a Special Circumstance Reinsurer shall not offset balances as outlined above without the prior consent of the Company.

Article 16 -	Access to Records
Provided the Company has received at least five working days prior notice, the Reinsurer or its designated representatives shall have access during regular business hours to all records of the Company which pertain in any way to this reinsurance.  However:

1.	A Special Circumstance Reinsurer shall not have any right of access to the records of the Company without the Company's prior consent; and

2.	A Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

Article 17 -	Liability of the Reinsurer
A.	The liability of the Reinsurer shall follow that of the Company in every case, including judicial interpretation and policy reformation, and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article 18 -	Net Retained Lines (BRMA 32E)
A.	This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article 19 -	Errors and Omissions (BRMA 14F)
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 20 -	Currency (BRMA 12A)
A.	Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 21 -	Taxes (BRMA 50B)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 22 -	Federal Excise Tax (BRMA 17D)
A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 23 -	Reserves
A.	The Reinsurer agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves as established by the Company), and any other outstanding balances which it shall be required by applicable regulation or law to set up under this Contract (the "funding obligation") by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Is a Special Circumstance Reinsurer.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

Notwithstanding the provisions of the Arbitration Article, if a Special Circumstance Reinsurer fails to fund its share of the funding obligation as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer's funding obligation funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's funding obligation, if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

C.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.	As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required; or

b.	As respects a Special Circumstance Reinsurer, the first date such reinsurer becomes a Special Circumstance Reinsurer;

times:

2.	1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The greater of (a) the funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above or (b) $100,000.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

Article 24 -	Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article 25 -	Arbitration
A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. Notwithstanding the above, in the event the dispute or difference of opinion involves a Special Circumstance Reinsurer, the Company may, at its option, choose to forego arbitration and may bring an action in any court of competent jurisdiction.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction and the Arbiters are empowered to grant interim relief as they may deem appropriate.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place in Irving, Texas, or at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Texas.

Article 26 -	Service of Suit (BRMA 49G)
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 27 -	Confidentiality
A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract ("Confidential Information") are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by regulators performing an audit of the Reinsurer's records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer's records in the normal course of business; or

4.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

Article 28 -	Agency Agreement
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article 29 -	Governing Law (BRMA 71B)
This Contract shall be governed by and construed in accordance with the laws of the State of Texas.

Article 30 -	Severability (BRMA 72E)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 31 -	Entire Agreement
This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract.  Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties hereto.

Article 32 -	Notices and Contract Execution
A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 33 -	Intermediary
Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder.  All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary.  Payments by the Company to the Intermediary will be deemed payment to the Reinsurer.  Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

Homeowners of America Insurance Company (for and on behalf of the "Company")

___________________________________________________________

14\H00H1005 Page

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B

14\H00H1005

Pools, Associations and Syndicates Exclusion Clause

Section A:

Excluding:

(a)	All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(b)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

Section B:

It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts, whether by way of insurance or reinsurance, by any Pool, Association or Syndicate formed for the purpose of writing:

Oil, Gas or Petro-Chemical Plants;
Oil or Gas Drilling Rigs; and/or
Aviation Risks;

is excluded hereunder.

Section B does not apply:

(a)	Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b)	To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

(c)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B(a).

(d)	To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than railroad schedules) and builder's risks on the classes of risks specified in this subsection (d) only.

Where this clause attaches to Catastrophe Excesses, the following Sections C and D are added:

Section C:

Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in residual market mechanisms including but not limited to:

(1)	The following so-called "Coastal Pools":

Alabama Insurance Underwriting Association
Louisiana Citizens Property Insurance Corporation
Mississippi Windstorm Underwriting Association
North Carolina Insurance Underwriting Association
South Carolina Windstorm and Hail Underwriting Association
Texas Windstorm Insurance Association

AND

(2)	All "Fair Plan" and "Rural Risk Plan" business

AND

(3)	Citizens Property Insurance Corporation ("CPIC") and the California Earthquake Authority ("CEA")

for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

(i)	The inability of any other participant in such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" and/or Residual Market Mechanisms to meet its liability.

(ii)	Any claim against such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" and/or Residual Market Mechanisms, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).

Section D:

(1)	Notwithstanding Section C above, in respect of the CEA, where an assessment is made against the Company by the CEA, the Company may include in its Ultimate Net Loss only that assessment directly attributable to each separate loss occurrence covered hereunder. The Company's initial capital contribution to the CEA shall not be included in the Ultimate Net Loss.

(2)	Notwithstanding Section C above, in respect of CPIC, where an assessment is made against the Company by CPIC, the maximum loss that the Company may include in the Ultimate Net Loss in respect of any loss occurrence hereunder shall not exceed the lesser of:

(a)	The Company's assessment from CPIC for the accounting year in which the loss occurrence commenced, or

(b)	The product of the following:

(i)	The Company's percentage participation in CPIC for the accounting year in which the loss occurrence commenced; and

(ii)	CPIC's total losses in such loss occurrence.

Any assessments for accounting years subsequent to that in which the loss occurrence commenced may not be included in the Ultimate Net Loss hereunder.  Moreover, notwithstanding Section C above, in respect of CPIC, the Ultimate Net Loss hereunder shall not include any monies expended to purchase or retire bonds as a consequence of being a member of CPIC.  For the purposes of this Contract, the Company may not include in the Ultimate Net Loss any assessment or any percentage assessment levied by CPIC to meet the obligations of an insolvent insurer member or other party, or to meet any obligations arising from the deferment by CPIC of the collection of monies.

NOTES:	Wherever used herein the terms:

"Company"	shall be understood to mean "Company," "Reinsured," "Reassured" or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

"Agreement"	shall be understood to mean "Agreement," "Contract," "Policy" or whatever other term is used to designate the attached reinsurance document.

"Reinsurers"	shall be understood to mean "Reinsurers," "Underwriters" or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

14\H00H1005
Page of 2
Pollution and Seepage Exclusion Clause

This Contract excludes loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke.  Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Company's property loss under the applicable original policy.

BRMA 39A

14\H00H1005

Terrorism Exclusion
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this Contract or any amendment thereto, it is agreed that this Contract excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1.	Involves violence against one or more persons; or

2.	Involves damage to property; or

3.	Endangers life other than that of the person committing the action; or

4.	Creates a risk to health or safety of the public or a section of the public; or

5.	Is designed to interfere with or to disrupt an electronic system.

This Contract also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this Contract, in respect only of personal lines this Contract will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive or nuclear pollution or contamination or explosion.

N.M.A. 2930c
22/11/02
Form approved by Lloyd's Market Association [Non-Marine]

14\H00H1005

Interests and Liabilities Agreement

attached to and forming part of the

Property Per Risk Excess of Loss
Reinsurance Contract
Effective:  April 1, 2014

entered into by and between

Homeowners of America Insurance Company
Irving, Texas

and

Everest Reinsurance Company
A Delaware Corporation
 (hereinafter referred to as the "Subscribing Reinsurer")

The Subscribing Reinsurer hereby accepts an 80.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Central Standard Time, April 1, 2014, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

This ________________ day of ___________________________ in the year ____________.

Everest Reinsurance Company

_______________________________________________________

14IL\H00H1005\03R

Interests and Liabilities Agreement

attached to and forming part of the

Property Per Risk Excess of Loss
Reinsurance Contract
Effective:  April 1, 2014

entered into by and between

Homeowners of America Insurance Company
Irving, Texas

and

Hannover Rück SE
Hannover, Germany
 (hereinafter referred to as the "Subscribing Reinsurer")

The Subscribing Reinsurer hereby accepts a 20.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Central Standard Time, April 1, 2014, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

As respects the Subscribing Reinsurer's share in the attached Contract, in lieu of the provisions of Article 13 - Sanctions - the following shall apply:

"Article 13 - Sanctions

A.	Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

B.	By derogation from paragraph A above, only United Nations resolutions and the trade or economic sanctions, laws or regulations of the European Union or Germany shall apply to Hannover Rück SE."

In any action, suit or proceeding to enforce the Subscribing Reinsurer's obligations under the attached Contract, service of process may be made upon Mendes & Mount, LLP, 750 Seventh Avenue, New York, New York  10019.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates specified below:

This ________________ day of ____________________________ in the year ____________.

Homeowners of America Insurance Company (for and on behalf of the "Company")

___________________________________________________________

This ________________ day of ___________________________ in the year ____________.

Hannover Rück SE

_______________________________________________________

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